Exhibit 4.7

SECOND AMENDMENT OF RIGHTS AGREEMENT

     This Second Amendment of Rights Agreement, dated as of this 13th day of February, 2004 (this “Amendment”), is between The Hillman Companies, Inc. (f/k/a SunSource, Inc.), a Delaware corporation (the “Company”), and Registrar and Transfer Company, a New Jersey corporation (the “Rights Agent”).

     WHEREAS, the Company and the Rights Agent constitute all of the parties to that certain Rights Agreement dated as of July 31, 1997 by and among the Company and the Rights Agent, as amended by that certain Amendment of Rights Agreement, dated as of June 18, 2001 (collectively, the “Amended Rights Agreement”);

     WHEREAS, the Company has delivered an appropriate certificate as described in Section 26(a) of the Agreement;

     WHEREAS, pursuant to Section 26 of the Amended Rights Agreement, the Company and the Rights Agent desire to amend the Agreement as set forth below; and

     WHEREAS, all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Amended Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

     Section 1. Recitals.

            The recitals are hereby incorporated into this Agreement as if hereinafter set forth.

     Section 2. Amendments to Section 1.

                  (a) Section 1(c) of the Agreement relating to the definitions of “Beneficial Owner” and “beneficially own” is amended by adding the following at the end thereof:

“Notwithstanding anything contained in this Agreement to the contrary, neither Newco nor any of its Affiliates or Associates shall be deemed to be the Beneficial Owner of, nor to beneficially own, any of the Common Shares of the Company solely by virtue of the approval, execution or delivery of the Merger Agreement, or the consummation of the Merger and the other transactions contemplated by the Merger Agreement.”

     (b) Section 1 of the Agreement is amended by adding the following at the end thereof:

“(t) The following additional terms have the meanings indicated:

“Merger” shall mean the merger of Newco with and into the Company in accordance with the Delaware General Corporation Law upon the terms and subject to the conditions set forth in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, to be entered into by and among Newco, the Company and the other parties thereto.

“Newco” shall mean a newly formed subsidiary of Code Hennessy & Simmons IV L.P.

        Section 3. Expiration Date.

          Section 7(a) of the Agreement is hereby amended by deleting in its entirety all text that appears after the phrase “(ii) the consummation of a transaction contemplated by Section 13(d) hereof,” and replacing it with the following:

”, (iii) the time at which the Rights are redeemed or terminated as provided in Section 23 hereof, or (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger; whereupon the Rights shall expire (the earlier of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Date”).”

        Section 4. New Section 34.

     The following is added as a new Section 34 to the Agreement:

     “Section 34. Newco, Merger, etc.

     Notwithstanding anything in this Agreement to the contrary, none of the approval, execution or delivery of the Merger Agreement or the consummation of the Merger and the other transactions contemplated by the Merger Agreement shall cause (i) Newco or any of its Affiliates or Associates to be deemed an Acquiring Person, (ii) a Stock Acquisition Date to occur, (iii) a Distribution Date to occur in accordance with the terms hereof, which Distribution Date, if any, shall instead be indefinitely deferred until such time as the Board of Directors may otherwise determine, or (iv) a Triggering Event.”

        Section 5. Severability.

             If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        Section 6. Governing Law.

             This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania (excluding the choice of law provisions) and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts made and to be performed entirely within such Commonwealth.

        Section 7. Counterparts.

             This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        Section 7. Effect of Amendment.

             Except as expressly modified herein, the Amended Rights Agreement shall remain in full force and effect.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:	THE HILLMAN COMPANIES, INC.

/s/ Mick Hillman	By: /s/ James P. Waters

Name:	Name: James P. Waters

Title:	Title: Chief Financial Officer and Secretary

Attest:	REGISTRAR AND TRANSFER COMPANY

/s/ Mary Rose Cascaes	By: /s/ William P. Tatler

Name: Mary Rose Cascaes	Name: William P. Tatler

Title: Executive Vice President and Secretary	Title: Vice President